Exhibit 21

ROCKWELL AUTOMATION, INC.

LIST OF SUBSIDIARIES OF THE COMPANY

AS OF OCTOBER 31, 2002

	PERCENTAGE OF VOTING
	SECURITIES OWNED BY

NAME AND JURISDICTION	REGISTRANT	SUBSIDIARY

Reliance Electric Company (Delaware)	100%
Rockwell Automation Technologies, Inc. (Ohio)	100%
Rockwell Automation International Holdings, LLC (Delaware)	89%	11%
Rockwell Automation Canada Holdings LLC	89%	11%
Anorad Corporation (New York)	100%
Rockwell Automation Canada, Inc.		100%
Rockwell Automation Canada Control Systems		100%
Rockwell FirstPoint Contact Corporation (Delaware)	100%
Entek IRD International Corporation (Ohio)	100%
Federal Pacific Electric Company (Delaware)		100%
Rockwell International GmbH (Germany)		100%
Reliance Electric Limited (Japan)		50%
Rockwell Samsung Automation Ltd. (Korea)		100%
Rockwell Automation BV (Netherlands)		100%
Rockwell International Overseas Corporation (Delaware)	100%
Rockwell Software, Inc. (Delaware)	100%
Rockwell Automation A.G. (Switzerland)		100%
Rockwell European Holdings Ltd. (England)	89%	11%
EJA Engineering Ltd. (England)		100%

Listed above are certain consolidated subsidiaries included in the consolidated financial statements of the Company. Unlisted subsidiaries, considered in the aggregate, do not constitute a significant subsidiary.